Exhibit 99.1
Company Contacts:
Russell P. Wilson
Senior Vice President, Chief Financial Officer and General Counsel
Iomai Corporation
301-556-4478
investors@iomai.com
Brian Reid
WeissComm Partners, Inc.
703-402-3626
breid@weisscommpartners.com
FOR IMMEDIATE RELEASE
IOMAI ANNOUNCES $31.9 MILLION PRIVATE PLACEMENT
Gaithersburg, MD — March 2, 2007 — Iomai Corporation (Nasdaq:IOMI) today announced that it has entered into a definitive agreement with accredited investors for the private placement of approximately 6.29 million units, each unit consisting of one share of common stock and two warrants to purchase, in total, 0.7 shares of common stock, at a purchase price of $5.0675 per unit. The purchase price for the share component of each unit will be $4.98 per share, the closing bid price for the Company’s common stock on March 1, 2007. The exercise price for each warrant will be $5.25. The first warrant will expire on March 2, 2012 and the second warrant will expire within four months after the resale registration statement for the shares becomes effective. Gross proceeds from the private placement will be approximately $31.9 million. The private placement is expected to close on or about March 2, 2007 and is subject to certain closing conditions. The Company intends to use the proceeds from the placement for general working capital purposes.
Pursuant to an agreement with the investors, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants, subject to certain terms and conditions.
The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.